EXHIBIT 10.23
First Amendment to Lease Agreement
This First Amendment to Lease Agreement (the “Amendment”) is made and entered into as of August 28, 2000, by and between Principal Development Investors, LLC, a Delaware limited liability company (“Landlord”) and Abaxis, Inc, a California corporation (“Tenant”), with reference to the following facts.
Recitals
A.	Landlord and Tenant have entered into that certain Lease Agreement dated as of June 21, 2000 (the “Lease”) for the leasing of certain premises consisting of approximately 91,124 rentable square feet located at 3240 Whipple Road, Union City, California (the “Premises”) as such Premises are more fully described in the Lease.

B.	Tenant has informed Landlord that the terms of Tenant’s current lease for the operations it intends to locate in the Premises expired as of July 31, 2000 and Tenant thereafter will be holding over at such premises without such landlord’s consent and at a rental rate greatly in excess of the rent paid by Tenant at such premises during the term of such current lease. Tenant has requested and Landlord has agreed, solely as an accommodation to Tenant, to modify the process by which the Tenant Improvements are to be constructed.

C.	Landlord and Tenant now wish to amend the Lease upon and subject to each of the terms, conditions and provisions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant agree as follows:
     1. Recitals: Landlord and Tenant agree that the above recitals are true and correct and are hereby incorporated herein as though set forth in full.
     2. Modifications to Lease:
          2.1 Phase I and Phase II Tenant Improvements; Early Occupancy. The Tenant Improvements shall be constructed in two phases, hereinafter referred to as “Phase I” and “Phase II”, each a “Phase” and collectively the “Phases”. The Phase I Tenant Improvements shall consist of the Tenant Improvements to be made to the portion of the Premises intended to be used for office space, comprising approximately 25,000 rentable square feet (the “Phase I Premises”). The Phase II Tenant Improvements shall consist of the Tenant Improvements to be made to the portion of the Premises intended to be used for manufacturing and warehousing, comprising approximately 66,000 rentable square feet (the “Phase II Premises”). The Phase I Tenant Improvements and the Phase II Tenant Improvements shall be constructed in accordance with Exhibit B to the Lease, as amended by this Amendment, by Technical Builders, as general contractor (the “General Contractor”), under a contract between General Contractor and Landlord. During the Early Occupancy Period (as defined in Section 2.3 below of this Amendment), all terms and provisions of the Lease, as modified by this Amendment, shall apply to the Phase I Premises.
          2.2 Exhibit B. Exhibit B attached to the Lease shall be deemed to be amended to conform to the provisions of this Amendment. Without limiting the generality of the foregoing, the following provisions of Exhibit B are hereby amended as follows:
     Section 1. Tenant Improvements. Subject to the conditions set forth in Exhibit B to the Lease as amended hereby, Landlord shall enter into a construction contract with the General Contractor for the construction and installation of the Tenant Improvements. The Tenant Improvements shall not include any of Tenant’s personal property, trade fixtures, furnishings, equipment or similar items. The “Phase I Tenant Improvements” shall consist of the Tenant Improvements within the Phase I Premises, and all systems and improvements within the Premises required for the use and occupancy of the Phase I Premises. The remainder of the Tenant Improvements shall comprise the “Phase II Tenant Improvements”.

1.

     Section 3. Tenant’s Initial Plans; the Work. The Phase I Tenant Improvements shall be built in substantial accordance with the plan(s) and scope of work (collectively, the “Initial Phase I Plans”) dated July 19, 2000 prepared by Legacy Partners CDS (“Architect”) and which have previously been approved by Landlord and Tenant. The Phase II Tenant Improvements shall be built in substantial accordance with the plan(s) and scope of work (collectively, the “Initial Phase II Plans”) to be prepared by Architect and attached hereto as Schedule 1, as soon as practicable, subject to approval by Landlord and Tenant. The requirements and deadlines set forth in Exhibit B shall apply equally to the Phase I Tenant Improvements and the Phase II Tenant Improvements, as though stated separately in full for each of the Phase I Tenant Improvements and the Phase II Tenant Improvements. Landlord hereby notifies Tenant that Landlord will require Tenant to remove the Phase II Tenant Improvements from the Premises upon the expiration or earlier termination of the Lease.
     Section 5. Performance of Work. As soon as practicable after Tenant and Landlord initial and attach to the Lease as Exhibit B-2 a true and complete copy of the Approved Final Drawings for each Phase, Landlord (acting on behalf of Tenant) shall submit the Approved Final Drawings for such Phase to the governmental authorities having rights of approval over the Work and shall apply for the necessary approvals and building permits. Landlord and Tenant agree that the Approved Final Drawings for the Phase I Tenant Improvements will not be put out for bid to general contractors as was contemplated by the original Lease; rather, as soon as practicable after Landlord or its representatives have received all necessary approvals and building permits for the Phase I Tenant Improvements, Landlord and Tenant will cause the General Contractor to award subcontracts for the Phase I Tenant Improvements for the following trades on a design/build basis: plumbing, mechanical, electrical and fire protection; and to put the Approved Final Drawings for the Phase I Tenant Improvements out for bid to several licensed, bonded and insured subcontractors for the remaining trades. Both Landlord and Tenant shall have the right to approve the selected subcontractors for the Phase I Tenant Improvements, which may or may not be the lowest bidders. Landlord shall cause the commencement of construction by the General Contractor of the Phase I Tenant Improvements as soon as practicable after: (1) roof and sprinklers are completed in the shell construction and a signed-off permit is received for the shell sprinkler work; (2) receipt of the signed construction contract between the General Contractor and the Tenant; and (3) receipt of a building permit for the Phase I Tenant Improvements. Except as hereinafter expressly provided to the contrary, Landlord shall cause the performance of the Work using (except as may be stated or otherwise shown in the Approved Final Drawings) building standard materials, quantities and procedures then in use by Landlord (“Building Standards”). The Phase II Tenant Improvements shall also not be put out for bid to general contractors as was contemplated by the original Lease, but shall be contracted on a design/build basis as described above for the Phase I Tenant Improvements, unless otherwise mutually agreed by Landlord and Tenant. Landlord, on behalf of and for the account of Tenant, shall maintain, and cause to be maintained, during the construction of the Tenant Improvements, to the extent that Tenant has not procured such insurance, insurance of the types and in the amounts specified in Exhibit B-1 attached hereto and in Section 12 of the Lease, together with builders’ risk insurance for the amount of the completed value of the Tenant Improvements on an all-risk non-reporting form covering all improvements under construction, including building materials, and other insurance in amounts and against such risks as the Landlord shall reasonably require in connection with the Tenant Improvements.
     Section 9. Tenant Improvement Costs. Landlord will make payments to General Contractor from the Tenant Improvement Allowance to pay for Tenant Improvement Costs in accordance with Exhibit B. Payment of the construction management fee (the “CM Fee”) shall be made monthly to Legacy Partners Commercial CDS, subject to a 5% retention until completion of the punchlist items. All other payments of the Tenant Improvement Allowance shall be by progress payments to the General Contractor not more frequently than once per month and only after satisfaction of Landlord’s standard tenant improvement allowance disbursement requirements.

2.

     Section 10. Excess Tenant Improvement Costs. All of the Tenant Improvement Allowance (including the Amortized Excess TI Costs) is being allocated to the Phase I Tenant Improvements. The portion of the Excess Tenant Improvement Costs in excess of the Amortized Excess TI Costs allocable to the Phase I Tenant Improvements shall be paid by Tenant, in cash, to Landlord together with Tenant’s delivery of its signed counterpart of this Amendment. The portion of the Excess Tenant Improvement Costs in excess of the Amortized Excess TI Costs allocable to the Phase II Tenant Improvements shall be paid by Tenant, in cash, to Landlord on or before October 1, 2000. Interest on these funds will be paid to the Tenant at a standard market interest rate upon Substantial Completion of the Phase II Tenant Improvements and disbursement of all funds. Landlord shall have no obligation to proceed with the respective Phase of the Tenant Improvements unless and until Tenant shall have so paid the applicable portion of the Excess Tenant Improvement Costs. Any delay in making the payments required under this Section 10 shall be deemed to be “Tenant Delays”.
          2.3 Rent. The following is added to Section 3 of the Lease:
     3.1 Phase I Premises Rent Commencement Date: Notwithstanding the foregoing provisions of this Section 3, Tenant’s obligation to pay Rent for the Phase I Premises shall commence on the earlier to occur of (i) substantial completion of the Phase I Tenant Improvements in accordance with the terms and provisions of Exhibit B, or (ii) January 1, 2001 (the “Phase I Premises Rent Commencement Date”). For the period commencing on the Phase I Premises Rent Commencement Date and continuing up to the Phase II Premises Commencement Date (defined in Section 3.2 below) (the “Early Occupancy Period”), Tenant shall pay a percentage of all Rent (excluding any utilities separately metered to the Phase I Premises) based upon the proportion that the area of the Phase I Premises bears to the total area of the Premises.
     3.2 Phase II Premises Rent Commencement Date: Notwithstanding the foregoing provisions of this Section 3, Tenant’s obligation to pay Rent for the Phase II Premises shall commence on the earlier to occur of (i) substantial completion of the Phase II Tenant Improvements in accordance with the terms and provisions of Exhibit B, or (ii) January 1, 2001 (the “Phase II Premises Rent Commencement Date”). From and after the Phase II Premises Commencement Date, Tenant shall pay one hundred percent (100%) of all Rent as specified in the Basic Lease Information.”
     3. Effect of Amendment: Except as modified herein, the terms and conditions of the Lease shall remain unmodified and continue in full force and effect. In the event of any conflict between the terms and conditions of the Lease and this Amendment, the terms and conditions of this Amendment shall prevail. Tenant hereby renews its obligations to Landlord for the full, prompt and timely payment of all rents and other sums required to be paid by Tenant during the term of the Lease as herein modified, and for the full, prompt and timely performance of, compliance with and observation of all the terms contained in the Lease as herein modified.
     4. Definitions: Unless otherwise defined in this Amendment, all terms not defined in this Amendment shall have the meaning set forth in the Lease.
     5. Authority: Subject to the provisions of the Lease, this Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns. Each party hereto and the persons signing below warrant that the person signing below on such party’s behalf is authorized to do so and to bind such party to the terms of this Amendment.

3.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

Tenant: ABAXIS, INC., a California corporation
By:	/s/ Robert Milder
	Name:	Robert Milder
	Title:	COO

By:	/s/ Donald J. Stewart
	Name:	Donald J. Stewart
	Title:	CFO

Landlord: PRINCIPAL DEVELOPMENT INVESTORS, LLC, a Delaware limited liability company
By:	PRINCIPAL LIFE INSURANCE COMPANY, an Iowa corporation, its member

By:	/s/ Doug Kintzie
	Name:	Doug Kintzie
	Title:	Assistant Director, Commercial Real Estate

By:	/s/ Rod Vogel
	Name:	Rod Vogel
	Title:	Director, Commercial Real Estate

4.

EXHIBIT B-1
CONSTRUCTION INSURANCE REQUIREMENTS
Before commencing work, the General Contractor shall procure and maintain at its sole cost and expense until completion and final acceptance of the work, at least the following minimum levels of insurance.
A.	Workers’ Compensation in statutory amounts and Employers Liability Insurance in the minimum amounts of $100,000 each accident for bodily injury by accident and $100,000 each employee for bodily injury by disease with a $500,000 policy limit, covering each and every worker used in connection with the contract work.

B.	Comprehensive General Liability Insurance on an occurrence basis including, but not limited to, protection for Premises/Operations Liability, Broad Form Contractual Liability, Owner’s and Contractor’s Protective, and Products/Completed Operations Liability*, in the following minimum limits of liability.

Bodily Injury, Property Damage, and	$2,000,000/each occurrence
Personal Injury Liability	$3,000,000/aggregate

*	Products/Completed Operations Liability Insurance is to be provided for a period of at least one (1) year after completion of work.
Coverage should include protection for Explosion, Collapse and Underground Damage.

C.	Comprehensive Automobile Liability Insurance with the following minimum limits of liability.

Bodily Injury and Property	$1,000,000/each occurrence
Damage Liability	$2,000,000/aggregate
This insurance will apply to all owned, non-owned or hired automobiles to be used by the General Contractor in the completion of the work.

D.	Umbrella Liability Insurance in a minimum amount of five million dollars ($5,000,000), providing excess coverage on a following-form basis over the Employer’s Liability limit in Paragraph A and the liability coverages outlined in Paragraphs B and C.

E.	Equipment and Installation coverages in the broadest form available covering General Contractor’s tools and equipment and material not accepted by Tenant. Tenant will provide Builders Risk Insurance on all accepted and installed materials.
All policies of insurance, duplicates thereof or certificates evidencing coverage shall be delivered to Landlord prior to commencement of any work and shall name Landlord, and its partners and lenders as additional insureds as their interests may appear. All insurance policies shall (1) be issued by a company or companies licensed to be business in the state of California, (2) provide that no cancellation, non-renewal or material modification shall be effective without thirty (30) days prior written notice provided to Landlord, (3) provide no deductible greater than $15,000 per occurrence, (4) contain a waiver to subrogation clause in favor of Landlord, and its partners and lenders, and (5) comply with the requirements of Sections 12 of the Lease to the extent such requirements are applicable.